Form WQAIB
                                           AMERICAN NATIONAL INSURANCE COMPANY
                                             ONE MOODY PLAZA GALVESTON, TEXAS

                                             AUTOMATIC INCREASE BENEFIT RIDER

DATE OF ISSUE.  The Date of Issue of this rider will be the Date of Issue of the  Policy.  Any  benefit  provided  by this rider will be effective this rider's Date of Issue.

BENEFIT.  If all the terms of this rider and the Policy are met,  We will  increase  the  Specified  Amount on the life of the Insured by the option amount on each option date without proof that the Insured is then insurable.

OPTION DATES.  The option dates are the Policy's second, fourth, sixth, eighth and tenth anniversary dates.

OPTION AMOUNT.  The amount of each increase is twenty percent of the Policy's  initial  Specified Amount shown on the Data
Page.

TERMINATION.  This rider will terminate immediately without notice on the first to occur of:

1.       The date the grace period for the Policy expires;

2.       The date the Policy matures, expires, or is surrendered;

3.       This rider's expiry date, as shown on the Data Page;

4.       The date an increased is declined; or

5.       The date the  Specified Amount is decreased.

With Your Written  Request,  We will terminate this rider.  You must return the Policy to Us for  endorsement.  This rider will terminate on the Monthly  Deduction Date that coincides with or next follows the receipt,  at Our Home Office, of the request to terminate  this rider.  After the date this rider  terminates,  the Cost of Insurance for this rider's  benefit will no longer be included in the Monthly Deduction.

COST OF INSURANCE.  The Cost of Insurance  for the  Automatic  Increase  Benefit is  determined  on a monthly  basis.  The monthly cost is calculated as (a) multiplied by the result of (b) divided by (c) where:

(a)      is the Cost of Insurance for the Automatic Increase Benefit rate shown on the Data Page;

(b)      is the Policy's initial Specified Amount shown on the Data Page; and

(c)      is 1000.

The Cost of  Insurance  for the  Automatic  Increase  Benefit  Rider is based on the  Attained  Age and risk  class of the
Insured.  "Attained  Age" means the  Insured's  age last  birthday  on the  previous  anniversary  date.  The cost of this benefit will be included in the Monthly Deduction on each Monthly Deduction Date on which this rider is in force.

This rider is a part of the Policy to which it is  attached.  The Policy  provisions  that apply will be construed to be a part of this rider.  Signed for Us at Galveston, Texas, on the Date of Issue.

                          J. Mark Flippin                             G.R. Ferdinandsten

                                SECRETARY                                  PRESIDENT